Comparison of change in value of $10,000 investment in Dreyfus Growth and Income Fund, Inc.
and the
Standard & Poor's 500 Composite
Stock Price Index

EXHIBIT A:

                         Standard &
                         Poor's 500
              Dreyfus     Composite
              Growth        Stock
  PERIOD    and Income      Price
            Fund, Inc.     Index *

 10/31/92     10,000       10,000
 10/31/93     12,424       11,491
 10/31/94     12,430       11,935
 10/31/95     14,067       15,086
 10/31/96     16,798       18,719
 10/31/97     18,976       24,728
 10/31/98     20,348       30,171
 10/31/99     24,375       37,913
 10/31/00     26,348       40,218
 10/31/01     21,566       30,208
 10/31/02     18,056       25,647

* Source: Lipper Inc.